Citigroup Funding Inc.	June 21, 2012 Medium-Term Notes, Series D Pricing Supplement No. 2012—MTNDG0261 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-172554 and 333-172554-01
460,350 Lookback PLUS Based on the S&P 500® Index Due June 26, 2014
Performance Leveraged Upside SecuritiesSM

Unlike conventional debt securities, the securities offered by this pricing supplement do not pay interest and do not provide for the repayment of a fixed amount at maturity.  Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the S&P 500® Index. The performance of the S&P 500® Index will be measured from its lowest closing level during the initial determination period, as described below, to its closing level on the valuation date. If the S&P 500® Index appreciates, you will participate on a 300% leveraged basis in that appreciation, subject to the maximum return at maturity described below.  If the S&P 500® Index depreciates, you will lose 1% of the stated principal amount for every 1% of that depreciation.  Investors in the securities will not receive any dividends on the stocks included in the S&P 500® Index.

The securities are unsecured senior debt securities issued by Citigroup Funding Inc. All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company.  All payments on the securities are subject to the credit risk of Citigroup Inc.  If Citigroup Funding Inc. and Citigroup Inc. default on their obligations, you may not receive any payments that become due under the securities.
FINAL TERMS
Index:	S&P 500® Index
Aggregate principal amount:	$4,603,500
Stated principal amount:	$10 per security
Pricing date:	June 21, 2012
Issue date:	June 26, 2012
Valuation date:	June 23, 2014, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	June 26, 2014
Payment at maturity:	For each $10 security you hold at maturity:
	▪	If the final index level is greater than the initial index level: $10 + the leveraged return amount, subject to the maximum return at maturity
	▪	If the final index level is less than or equal to the initial index level: $10 × the index performance factor

In this case, your payment at maturity will be equal to or less than the $10 stated principal amount per security.  You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial index level:
The lowest closing level of the index on any scheduled trading day during the initial determination period (excluding any scheduled trading day on which a market disruption event occurs).  In no event will the initial index level be greater than the closing level of the index on the pricing date, which was 1,325.51. Although the initial index level will not be determined until after the pricing date, there can be no assurance that the closing level of the index will be lower than the closing level on the pricing date at any time during the initial determination period.

Initial determination period:	The period from and including the pricing date to and including August 21, 2012
Final index level:	The closing level of the index on the valuation date
Leveraged return amount:	$10 × index percent change × leverage factor
Index percent change:	(final index level – initial index level) / initial index level
Leverage factor:	300%
Maximum return at maturity:	22.50%
Index performance factor:	final index level / initial index level
CUSIP / ISIN:	17318Q731 / US17318Q7319
Listing:	The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. The securities are designed to be held to maturity.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer
Per security:	$10.000	$0.225	$9.775
Total:	$4,603,500.00	$103,578.75	$4,499,921.25
(1) For information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-02-01 filed with the SEC on May 21, 2012
Underlying Supplement No. 1 filed with the SEC on May 23, 2012
Prospectus Supplement and Prospectus filed with the SEC on May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc.
460,350 Lookback PLUS Based on the S&P 500® Index Due June 26, 2014

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect your payment at maturity.  These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Index,” and not in this pricing supplement.  The accompanying underlying supplement contains important disclosures regarding the index that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

For the purposes of the accompanying product supplement, no date in the initial determination period will be considered a “valuation date,” and the initial determination period will not be considered an “observation period.”

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level.  The diagram and examples below are based on the maximum return at maturity of 22.5%, which is equivalent to a maximum payment at maturity of $12.25 per security.

Investors in the securities will not receive any dividends on the stocks included in the index.  The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index” below.

Lookback PLUS Payment at Maturity Diagram

Your actual payment at maturity per security will depend on the actual initial index level and the actual final index level.  The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the initial index level and by how much.  The examples are based on a hypothetical initial index level of 1,325.00.

June 2012	PS-2

Citigroup Funding Inc.
460,350 Lookback PLUS Based on the S&P 500® Index Due June 26, 2014

Example 1—Upside Scenario A.  The hypothetical final index level is 1,391.25 (a 5% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level.

Payment at maturity per security	=	$10 + the leveraged return amount, subject to the maximum return at maturity of 22.5%
	=	$10 + ($10 × index percent change × leverage factor), subject to the maximum return at maturity of 22.5%
	=	$10 + ($10 × 5% × 300%) = $11.50, subject to the maximum return at maturity of 22.5%
	=	$11.50

Because the leveraged return amount of $1.50 per security results in a total return at maturity of 15%, which is less than the maximum return at maturity of 22.5%, your payment at maturity in this scenario will be equal to $11.50 per security.

Example 2—Upside Scenario B.  The hypothetical final index level is 1,722.50 (a 30% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level.

Payment at maturity per security	=	$10 + the leveraged return amount, subject to the maximum return at maturity of 22.5%
	=	$10 + ($10 × index percent change × leverage factor), subject to the maximum return at maturity of 22.5%
	=	$10 + ($10 × 30% × 300%) = $19.00, subject to the maximum return at maturity of 22.5%
	=	$12.25

Because the leveraged return amount of $9.00 per security would result in a total return at maturity of 90%, which is greater than the maximum return at maturity of 22.5%, your payment at maturity in this scenario will be equal to the maximum payment at maturity of $12.25 per security.  In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the index without a maximum return.

Example 3—Downside Scenario.  The hypothetical final index level is 1,060.00 (a 20% decrease from the hypothetical initial index level), which is less than the hypothetical initial index level.

Payment at maturity per security	=	($10 × the index performance factor)
	=	($10 × 0.80)
	=	$8.00

Because the hypothetical final index level decreased from the hypothetical initial index level, your payment at maturity in this scenario will reflect 1-to-1 exposure to the negative performance of the index.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the index.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement and the description of risks relating to the index contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

■
You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of a fixed amount at maturity.  Instead, your payment at maturity will depend on the performance of the index.  If the final index level is less than the initial index level, you will lose 1% of the stated principal amount of the securities for every 1% the final index level declines from the initial index level.  There is no minimum payment at maturity on the securities.

June 2012	PS-3

Citigroup Funding Inc.
460,350 Lookback PLUS Based on the S&P 500® Index Due June 26, 2014

■
The securities do not pay interest. Unlike conventional debt securities, the securities do not provide for the payment of interest or any other amounts prior to maturity.  You should not invest in the securities if you seek current income during the term of the securities.

■
Your potential return on the securities is limited.  Your potential total return on the securities at maturity is limited by the maximum return of 22.5%. Because the leverage factor provides 300% exposure to any positive performance of the index, any increase in the final index level over the initial index level by more than 7.5% will not increase your return on the securities.

■
The securities are subject to the credit risk of Citigroup Inc.  If we default on our obligations and Citigroup Inc. defaults on its guarantee obligations under the securities, you may not receive any payments that become due under the securities.

■
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.  Citigroup Global Markets Inc. may, but is not obligated to, make a market in the securities.  If it does not do so at any time, it is likely that there will be no buyer for your securities at that time.  Even if you are able to sell your securities prior to maturity, the price you receive may be significantly less than the stated principal amount of the securities. You should not invest in the securities unless you are willing to hold them to maturity.

■
The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price because the issue price includes, and secondary market prices are likely to exclude, underwriting fees and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. Any secondary market price is also likely to be reduced by the costs of unwinding the related hedging transactions.  Any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc. as a result of dealer discounts, mark-ups or other transaction costs.

■
Your payment at maturity depends on the closing level of the index on a single day.  Because your payment at maturity depends on the closing level of the index solely on the valuation date, you are subject to the risk that the closing level on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities.  If you had invested in another instrument linked to the index that you could sell for full value at a time selected by you, or if the security were based on an average of index closing levels instead of only the valuation date, you might have achieved better returns.

■
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the index and a number of other factors, including the price and volatility of the stocks that constitute the index, dividend yields on the stocks that constitute the index, interest rates generally, the time remaining to maturity and our creditworthiness.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the stated principal amount.

■
Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index.  You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the index.  As of June 21, 2012, the average dividend yield of the index was 2.13% per year.  While it is impossible to know the future dividend yield of the index, if this average dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of 4.26% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the stocks that constitute the index or in another investment linked to the index that provides for a pass-through of dividends.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

■
Our offering of the securities is not a recommendation of the index.  The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the index is likely to achieve favorable returns.  In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the index or in instruments related to the index or the stocks that constitute the index, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the index.  These and other activities of our affiliates may adversely affect the level of the index and may have a negative impact on your interests as a holder of the securities.

■
The level of the index may be adversely affected by our or our affiliates’ hedging and other trading activities.  We have hedged our obligations under the securities through affiliated or unaffiliated counterparties, who may take positions directly in the stocks that constitute the index or in instruments related to the index.  Our affiliates also trade the stocks that constitute the index and other financial instruments related to the index on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers.  These activities could affect the level of the index in a way that negatively affects the value of the securities.  They could also result in substantial returns for us or our affiliates while the value of the securities declines.

■
We may have economic interests that are adverse to yours as a result of our affiliates’ business activities.  Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the index, including extending loans to, making equity investments in or providing advisory services to such issuers.  In the course of this business, our affiliates may acquire non-public information about those issuers, which we will not disclose to you.  Moreover, if any of our affiliates

June 2012	PS-4

Citigroup Funding Inc.
460,350 Lookback PLUS Based on the S&P 500® Index Due June 26, 2014

becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

■
Adjustments to the index may affect the value of your securities.  Standard & Poor’s Financial Services LLC (the “index publisher”) may add, delete or substitute the stocks that constitute the index or make other methodological changes that could affect the level of the index. The index publisher may discontinue or suspend calculation or publication of the index at any time without regard to your interests as holders of the securities.

■
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events or the discontinuance of the index, Citigroup Global Markets Inc., as calculation agent, will be required to make certain judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

■
The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information about the Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets.  It is calculated and maintained by Standard & Poor’s Financial Services LLC.  The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s and have been licensed for use by Citigroup Funding Inc. and its affiliates.  For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement with S&P” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the index, including certain risks that are associated with an investment linked to the index.

Historical Information

The closing level of the index on June 21, 2012 was 1,325.51.

The graph below shows the closing levels of the index for each day such level was available from January 3, 2007 to June 21, 2012.  The table that follows shows the high, low and end-of-quarter closing levels of the index for each quarter in that same period.  We obtained the closing levels from Bloomberg L.P., without independent verification.  You should not take the historical levels of the index as an indication of future performance.

June 2012	PS-5

Citigroup Funding Inc.
460,350 Lookback PLUS Based on the S&P 500® Index Due June 26, 2014

S&P 500® Index Historical Closing Levels January 3, 2007 to June 21, 2012

S&P 500® Index	High	Low	Period End
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter (through June 21, 2012)	1,419.04	1,278.04	1,325.51

June 2012	PS-6

Citigroup Funding Inc.
460,350 Lookback PLUS Based on the S&P 500® Index Due June 26, 2014

United States Federal Tax Considerations

You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

▪	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

▪
Upon a sale or exchange of the securities, or retirement of the securities at maturity, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if you held the securities for more than one year.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities provided that (i) income or gain in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

You should read the section entitled "United States Federal Tax Considerations" in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.225 for each $10 security sold in this offering.  From this underwriting fee, Citigroup Global Markets Inc. will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.225 for each $10 security they sell.

Citigroup Global Markets Inc. is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement, prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities have been used to hedge our obligations under the securities.  We may hedge our obligations under the securities through an affiliate of Citigroup Global Markets Inc. and us or through unaffiliated counterparties, and our counterparties may profit from such expected hedging activity even if the value of the securities declines.  This hedging activity could affect the closing level of the index and, therefore, the value of and your return on the securities.  For additional

June 2012	PS-7

Citigroup Funding Inc.
460,350 Lookback PLUS Based on the S&P 500® Index Due June 26, 2014

information on the ways in which we may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Contact

Clients of Morgan Stanley Smith Barney LLC may contact their local Morgan Stanley Smith Barney LLC branch office or the Morgan Stanley Smith Barney LLC principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-2700).  All other clients may contact their local brokerage representative.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Funding Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Funding Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Funding Inc. and Citigroup Inc. respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Douglas C. Turnbull, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 26, 2012, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 26, 2012, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Funding Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Funding Inc. and Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Funding Inc. and Citigroup Inc., as applicable.

In the opinion of Douglas C. Turnbull, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Funding Inc. has duly established the terms of the securities offered by this pricing supplement and duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) each of Citigroup Funding Inc. and Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture dated as of June 1, 2005, among Citigroup Funding Inc., as issuer, Citigroup Inc., as guarantor, and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., has been duly authorized, executed, and delivered by Citigroup Funding Inc. and Citigroup Inc.; and (iv) the execution and delivery of such indenture by Citigroup Funding Inc. and Citigroup Inc. and of the securities offered by this pricing supplement by Citigroup Funding Inc., and the performance by each such party of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Douglas C. Turnbull, or other internal attorneys with whom he has consulted, have examined and are familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Funding Inc. and Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Funding Inc. or Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

PLUSSM is a service mark of Morgan Stanley. Used under license.

© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

June 2012	PS-8